Exhibit 99.1

        iGATE Reports Revenues of $72.5 Million for Third Quarter 2003

     - iGATE acquires Quintant

     - iGATE Global Solutions signs joint-venture with leading German software firm, Software AG

     - iGATE Global acquires IT Solutions and Services business of IdeaSpace (India) and strikes strategic alliance with US-based consulting firm, Concours Group

    PITTSBURGH, Oct. 30 /PRNewswire-FirstCall/ - iGATE Corporation
(Nasdaq: IGTE), a global provider of IT and BPO services, today announced consolidated revenues of $72.5 million for the third quarter ended September 30, 2003, which is a slight increase from $72.1 million in the same period a year ago and flat compared with $72.7 million reported in the second quarter of 2003. For the first nine months of 2003, revenues were $213.9 million compared with revenues of $223.1 million for the same period a year ago.
    iGATE's consolidated SG&A expenses increased sequentially from $18.3 million in the second quarter to $20.8 million in this quarter, for three primary reasons. First, iGATE incurred approximately $0.8 million of acquisition-related expenses associated with the purchase of Quintant, which closed on August 21, 2003. Second, IT&T's call center and infrastructure management businesses and Quintant are early-stage entities, and contributed approximately $1.2 million of additional SG&A expenses this quarter. Finally, deferred compensation expenses and goodwill amortization related to the Quintant acquisition amounted to a $0.7 million non-cash charge this quarter.
    Net loss for the third quarter of 2003 was ($1.4) million or ($0.03) per share compared with net income of $1.3 million or $0.03 per diluted share in the same quarter a year ago and $1.4 million or $0.03 per diluted share in the second quarter of 2003. For the nine-month period ended September 30, 2003, net loss was ($0.5) million or ($0.01) per share which compares with last year's net income of $8.1 million, or $0.16 per diluted share, including a $4.3 million one-time gain.
    "Over the past several months, we have made significant strides in expanding our offshore outsourcing activities. In March, we acquired an IT development center in China and have begun pilot projects there for several clients. We marked our entry into the BPO space in May, with the acquisition of IT&T's Call Center and Infrastructure Management Services businesses in India. In July, we acquired Quintant, an Indian firm which offers process and technology optimization and offshore outsourcing services. In August, we appointed Phaneesh Murthy as CEO of iGATE Global Solutions, iGATE's offshore subsidiary. Phaneesh was formerly a senior executive at Infosys and shareholder and advisor of Quintant. We expect the positive strategic impact of these actions to become visible in the next two to three quarters, once all the elements are fully integrated," said Sunil Wadhwani, iGATE's Chief Executive Officer and Co-Founder.
    "The acquisition of Quintant was a significant move for iGATE Global Solutions. It has brought management strength, domain expertise in the banking and insurance industries and deep experience in the transaction processing outsourcing area. We are confident that this transaction, combined with the addition of IdeaSpace and the partnership with Concours will contribute to iGATE Global Solutions' growth," said Ashok Trivedi, iGATE Corporation's President and Co-Founder.
    Phaneesh Murthy, appointed CEO of iGATE Global Solutions in July 2003, commenting on iGATE Global's results this quarter stated, "The restructuring and integration efforts are progressing smoothly. We are putting in place measures to increase operational efficiencies, and we expect these measures to show results in 2004."

    Highlights during the quarter:

    Offshore Outsourcing Services.
     - The acquisition of Quintant, and the integration of its strong management team within iGATE Global Solutions resulted, in a newly structured iGATE Global Solutions focused on three business areas: IT operations, BSP/BPO operations, and Call Center & Infrastructure Management services. iGATE Global Solutions is now uniquely positioned to sell and deliver an integrated set of IT & BPO services.
     - iGATE Global Solutions formed a joint venture, in August, with Software AG (SAG), a leading provider of system software and services based in Germany. The joint venture, named Software AG (India) Private Ltd. is 49% owned by iGATE Global Solutions and started to operate early October. Software AG will contribute to increasing iGATE Global Solutions' offshore business by offering SAG services including application development, application management and maintenance, and professional services projects.
     - On October 20, 2003, iGATE Global announced it would acquire the assets of Bangalore-based IdeaSpace Solutions Ltd.'s information technology solutions and services business for approximately $1.7 million. This entity has as a major client in ING Vysya Bank, the Indian subsidiary of the $47 billion European-based ING Group, which offers banking, insurance and asset management services. The acquisition will add 170 billable employees to iGATE Global Solutions, many of whom are specialists in banking technology and operations.
     - iGATE Global Solutions recently strengthened its consulting team by establishing an alliance with the Concours Group, a US based strategy consulting and research firm delivering research, education and consulting to its clients. iGATE Global Solutions will make a $1.8 million equity investment in Concours and through this alliance will be positioned to leverage Concours' clients executive-level relationships with over 300 of the Global 1000 companies.

    Professional Services.
     - While revenues in the iGATE Professional Services segment declined to $33.2 million this quarter as a result of continued pressure on bill rates and decreased headcount in some geographies, iGATE's North-American staffing operation experienced a significant net headcount growth in this quarter.
     - In addition, iGATE's North American staffing unit further positioned itself to increase its margins by leveraging iGATE's offshore BPO capabilities for its own internal processes.

    As previously announced, additional non-cash compensation charges related to the Quintant acquisition will occur over the next four years. The total amount of these charges will be approximately $10.4 million rather than the previously announced range of $5 to $6 million. In addition, iGATE will incur quarterly non-cash charges amounting to $5 million over an average of four years, reflecting the amortization of Quintant's intangible assets that were acquired in the deal.
    Looking ahead to Q4 2003, Sunil Wadhwani added, "We expect that it will take two to three quarters for the results from our recent acquisitions and strengthened management team to be visible. Considering these factors, and the lower utilization typically experienced in the fourth quarter due to the holiday season, we expect fourth quarter revenues to be flat to slightly down compared with Q3 and fourth quarter's losses per share to range between ($0.04) and ($0.06) including ($0.02) associated with non-cash charges."
    iGATE will host its third quarter earnings conference call at 10:00 am
EST, on Thursday, October 30, 2003. The call will be webcast at www.igate.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.
    A replay of the call will be available beginning at approximately
2:00 p.m. October 30, 2003 through 12:00 midnight, November 6, 2003. Domestic callers can access the replay by dialing 888-266-2081 and entering pass code 267999. International callers can access the replay by dialing 703-925-2533 and entering the same pass code: 267999. The webcast will be available for replay though November 6, 2003 on iGATE's corporate website.

    About iGATE:
    iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions, enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance.
iGATE Corporation also offers IT Professional Services through its other subsidiaries.
    The company services more than 500 clients across five continents.
Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igate.com .

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2002.


                                 iGate Corporation
                         Consolidated Statements of Income
                   (dollars in thousands, except per share data)

                                       Three Months Ended   Nine Months Ended
                                       Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                          2003     2002     2003      2002

      Revenues                           $72,535  $72,122  $213,885  $223,080

      Cost of revenues (A)                53,816   51,805   157,360   158,382

      Gross margin                        18,719   20,317    56,525    64,698

      Selling, general and
       administrative (A)                 20,762   18,047    55,622    58,616

      (Loss) income from operations       (2,043)   2,270       903     6,082

      Other income, net                       94       18     1,686     1,007

      Minority interest                      117      (53)     (399)     (385)

      Gain on deconsolidation of
       subsidiary                            -        -         -       7,086

      Loss on venture investments and
       affiliated companies                  -        -         -        (215)

      (Loss) income before income taxes   (1,832)   2,235     2,190    13,575

      Provision for income taxes            (404)     894     2,673     5,430

      Net (loss) income                  $(1,428)  $1,341     $(483)   $8,145

      Net (loss) income per common
       share, Basic:                      $(0.03)   $0.03    $(0.01)    $0.16

      Net (loss) income per common
       share, Diluted:                    $(0.03)   $0.03    $(0.01)    $0.16

      Weighted average common shares
       outstanding                        51,664   51,328    51,573    51,271

      Weighted average dilutive common
       equivalent shares outstanding      51,664   52,318    51,573    52,326

      Reconciliation of GAAP earnings to
       net (loss) earnings excluding the
       tax provision related to the sale
       of eJiva to Mascot (B):

      Net (loss) income                  $(1,428)  $1,341     $(483)   $8,145
      Add: provision for income taxes
       related to the sale of eJiva to
       Mascot                                -        -       1,786       -
      Net earnings excluding the
       provision for income taxes
       related to the sale of eJiva to
       Mascot                            $(1,428)  $1,341    $1,303    $8,145

      Net (loss) earnings excluding the
       provision for income taxes per
       common share:                      $(0.03)   $0.03     $0.03     $0.16

      (A) Bench expenses were reclassified from SG&A expenses to Cost of revenues. "Bench expenses" correspond to the costs associated with consultants not currently working on projects.

      (B) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net (loss) income.


                                iGATE CORPORATION
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                               September 30,      December 31,
                                                    2003              2002
                  ASSETS
    Current assets:
         Cash and cash equivalents                 $51,428           $56,793
         Short term investments                     37,986            51,188
         Accounts receivable, net                   53,567            47,964
         Prepaid and other current assets            8,769             7,690
         Prepaid income taxes                          506             3,334
         Deferred income taxes                       4,154             4,624
               Total current assets                156,410           171,593

    Land, building, equipment and
     leasehold improvements, net                    16,247            10,710
    Intangible assets, net                          19,238             4,015
    Investments in unconsolidated
     affiliates                                      4,244             2,622
               Total assets                       $196,139          $188,940

       LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
         Accounts payable                          $11,088            $8,706
         Accrued payroll and related
          costs                                     20,720            19,421
         Accrued income taxes                          522             4,475
         Other accrued liabilities                  17,527            18,970
         Deferred revenue                            1,039             3,837
               Total current liabilities            50,896            55,409

         Other long term liabilities                 1,063             1,319
         Deferred income taxes                       9,965             8,839
               Total liabilities                    61,924            65,567

         Minority interest                           6,668             6,224

    Shareholders' equity:
         Common Stock, par value $0.01
          per share                                    528               525
         Additional paid-in capital                159,848           143,568
         Retained deficit                           (9,962)           (9,479)
         Deferred compensation                      (9,685)             (102)
         Common stock in treasury, at cost         (14,714)          (14,714)
         Accumulated other comprehensive
          income (loss)                              1,532            (2,649)
              Total shareholders' equity           127,547           117,149
               Total liabilities and
                shareholders' equity              $196,139          $188,940


                                         iGate
                                      Professional  iGate     iGate
    Three Months Ended                 Services   Solutions Corporate  Total
    September 30, 2003

    External revenues                    $33,246   $38,874     $415   $72,535
    Cost of revenues                      26,546    26,997      273    53,816
    Gross margin                           6,700    11,877      142    18,719
    Selling, general and administrative    4,606    13,057    3,099    20,762
    Income (loss) from operations         $2,094   $(1,180)  (2,957)   (2,043)
    Other income, net                                            94        94
    Minority interest                                           117       117
    (Loss) income before income taxes                       $(2,746)  $(1,832)

    Nine Months Ended
    September 30, 2003

    External revenues                   $100,018  $112,873     $994  $213,885
    Cost of revenues                      78,796    77,978      586   157,360
    Gross margin                          21,222    34,895      408    56,525
    Selling, general and administrative   14,053    33,259    8,310    55,622
    Income (loss) from operations         $7,169    $1,636   (7,902)      903
    Other income, net                                         1,686     1,686
    Minority interest                                          (399)     (399)
    (Loss) income before income taxes                       $(6,615)   $2,190

SOURCE  iGATE Corporation
    -0-                             10/30/2003
    /CONTACT: Laureen Laby, Investor Relations iGATE Corporation, +1-412-787-9230, or llaby@igate.com/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
              PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.igatecorp.com/
    (IGTE)

CO:  iGATE Corporation
ST:  Pennsylvania
IN:  CPR STW
SU:  ERN CCA MAV